Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BREMER FINANCIAL CORPORATION,

OLD NATIONAL BANCORP

and

ONB MERGER SUB, INC.

Dated as of November 25, 2024

Table of Contents

Page

Article I THE MERGERS		2
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	3
1.5	Conversion of Company Common Stock	3
1.6	Dissenters’ Rights	4
1.7	Parent Common Stock	5
1.8	Merger Sub Common Stock	5
1.9	Articles of Incorporation of Surviving Corporation	5
1.10	Bylaws of Surviving Corporation	5
1.11	Officers and Directors of Surviving Corporation	5
1.12	Second Step Merger	5
1.13	Bank Merger	6
1.14	Closing Deliverable	7
1.15	Tax Consequences	7

Article II EXCHANGE OF SHARES		7
2.1	Parent to Make Merger Consideration Available	7
2.2	Exchange of Shares	7

Article III REPRESENTATIONS AND WARRANTIES OF COMPANY		10
3.1	Corporate Organization	10
3.2	Capitalization	12
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	17
3.10	Taxes and Tax Returns	18
3.11	Employee Benefit Plans	18
3.12	Employees.	21
3.13	Compliance with Applicable Law	22
3.14	Certain Contracts	23
3.15	Agreements with Regulatory Agencies	24
3.16	Risk Management Instruments	24
3.17	Environmental Matters	25

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3.18	Investment Securities and Commodities	25
3.19	Real Property	25
3.20	Intellectual Property	26
3.21	State Takeover Laws	26
3.22	Reorganization	27
3.23	Opinion of Financial Advisor	27
3.24	Company Information	27
3.25	Loan Portfolio	27
3.26	Insurance	28
3.27	Information Security	29
3.28	No Other Representations or Warranties	29

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT and Merger Sub		30
4.1	Corporate Organization	30
4.2	Capitalization	31
4.3	Authority; No Violation	32
4.4	Consents and Approvals	33
4.5	Reports	33
4.6	Financial Statements	34
4.7	Broker’s Fees	36
4.8	Absence of Certain Changes or Events	36
4.9	Legal Proceedings	36
4.10	Taxes and Tax Returns	37
4.11	Employees and Employee Benefit Plans	37
4.12	Compliance with Applicable Law	39
4.13	Agreements with Regulatory Agencies	40
4.14	State Takeover Laws	40
4.15	Risk Management Instruments	40
4.16	Environmental Matters	41
4.17	Investment Securities and Commodities	41
4.18	Real Property	41
4.19	Reorganization	42
4.20	Parent Information	42
4.21	Information Security	42
4.22	No Other Representations or Warranties	42

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		43
5.1	Conduct of Business Prior to the Effective Time	43
5.2	Company Forbearances	43
5.3	Parent Forbearances	47

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Article VI ADDITIONAL AGREEMENTS		48
6.1	Regulatory Matters	48
6.2	Access to Information	49
6.3	Shareholder Approvals	50
6.4	Legal Conditions to Mergers	51
6.5	Stock Exchange Listing	51
6.6	Employee Matters	52
6.7	Indemnification; Directors’ and Officers’ Insurance	54
6.8	Additional Agreements	55
6.9	Dividends	55
6.10	Advice of Changes	55
6.11	Acquisition Proposals	56
6.12	Public Announcements	57
6.13	Change of Method	57
6.14	Restructuring Efforts	58
6.15	Takeover Statutes	58
6.16	Exemption from Liability under Section 16(b)	58
6.17	Shareholder Litigation	59
6.18	Assumption of Company Debt	59
6.19	Conduct of Merger Sub	59
6.20	Governance	59
6.21	Additional Matters	59

Article VII CONDITIONS PRECEDENT		59
7.1	Conditions to Each Party’s Obligation to Effect the Mergers	59
7.2	Conditions to Obligations of Parent and Merger Sub	60
7.3	Conditions to Obligations of the Company	62

Article VIII TERMINATION AND AMENDMENT		63
8.1	Termination	63
8.2	Effect of Termination	64

Article IX GENERAL PROVISIONS		65
9.1	Nonsurvival of Representations, Warranties and Agreements	65
9.2	Amendment	65
9.3	Extension; Waiver	66
9.4	Expenses	66
9.5	Notices	66
9.6	Interpretation	67
9.7	Counterparts	68
9.8	Entire Agreement	68
9.9	Governing Law; Jurisdiction	68
9.10	Waiver of Jury Trial	69
9.11	Assignment; Third-Party Beneficiaries	69
9.12	Specific Performance	70
9.13	Severability	70
9.14	Confidential Supervisory Information	70
9.15	Delivery by Electronic Transmission	70
9.16	Trustees’ Capacity; No Recourse	71

Exhibits
Exhibit A	Bank Merger Agreement

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INDEX OF DEFINED TERMS

Term	Section
$9.6
Acquisition Proposal	6.11(c)
Adjusted Tangible Shareholders’ Equity	7.2(d)
affiliate	9.6
Agreement	Preamble
Appraisal Demand	1.6(c)
Audited Financial Statements	3.6(a)
Bank Merger	1.13
Bank Merger Agreement	1.13
Bank Merger Certificates	1.13
BHC Act	3.1(a)
business day	9.6
Cash Merger Consideration	1.5(a)
Certificate	1.5(b)
Chosen Courts	9.9(b)
Citigroup	4.7
Class A Company Common Stock	1.5(a)
Class B Company Common Stock	1.5(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.6(d)
Company Bank	1.13
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3
Company Bylaws	1.10
Company Charter	1.9
Company Common Stock	1.5(a)
Company Contract	3.14(a)
Company Disclosure Schedule	Article III
Company Indemnified Parties	6.7(a)
Company IT System	3.13
Company Leased Properties	3.19
Company Meeting	6.3
Company Owned Properties	3.19
Company Qualified Plan	3.11(d)
Company Real Property	3.19
Company Regulatory Agreement	3.15
Company Security Breach	3.13
Company Subsidiary	3.1(b)
Company Voting Agreement	Recitals
Confidentiality Agreement	6.2(b)
Continuing Employees	6.6(a)

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Controlled Group Liability	3.11(e)
Dissenting Shares	1.6(a)
dollars	9.6
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
ESOP	3.1(b)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FDIC	3.1(b)
Federal Reserve Board	3.1(a)
Financial Statements	3.6(a)
First Step Certificates of Merger	1.3
First Step Indiana Articles of Merger	1.3
First Step Minnesota Articles of Merger	1.3
GAAP	3.1(a)
GLBA	3.13
Governmental Entity	3.4
HSR Act	3.4
IBCL	1.1
Indiana Secretary	1.3
Intellectual Property	3.20
Investor Agreement	Recitals
IRS	3.11(b)
J.P. Morgan	3.6(a)
KBW	3.6(a)
Key Employee	5.2(f)
knowledge of Parent	9.6
knowledge of the Company	9.6
Liens	3.2(c)
Loans	3.25(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(b)
MBCA	1.1
Measuring Date	7.2(d)
Merger	1.1
Merger Consideration	1.5(a)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(a)
Merger Sub Charter	4.1(a)
Merger Sub Common Stock	1.8
Mergers	1.12(a)
Minnesota Secretary	1.3

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Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
NASDAQ	2.2(g)
New Certificates	2.1
New Plans	6.6(b)
Notifying Party	6.10
Parent	Preamble
Parent 401(k) Plan	6.6(d)
Parent Approval	4.3(a)
Parent Bank	1.13
Parent Benefit Plans	3.11(a)
Parent Bylaws	4.1(a)
Parent Charter	4.1(a)
Parent Common Stock	1.5(a)
Parent Disclosure Schedule	Article IV
Parent Owned Properties	4.18
Parent Preferred Stock	4.2
Parent Qualified Plans	4.11(c)
Parent Real Property	4.18
Parent Regulatory Agreement	4.13
Parent Reports	4.5(b)
Parent Stock Merger Consideration	1.5(a)
Parent Subsidiary	4.1(b)
Permitted Encumbrances	3.19
person	9.6
Personal Data	3.13
Premium Cap	6.7(b)
Proxy Statement	3.4
Recommendation Change	6.3
Regulatory Agencies	3.5
Representatives	6.11(a)
Requisite Company Vote	3.3(a)
Requisite Regulatory Approvals	6.1(d)
S-4	3.4
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Second Effective Time	1.12(a)
Second Step Articles of Merger	1.12(a)
Second Step Indiana Articles of Merger	1.12(a)
Second Step Merger	1.12(a)
Second Step Minnesota Articles of Merger	1.12(a)
Securities Act	4.5(b)
Specified Date	8.1(c)
SRO	3.5
Subsidiary	3.1(a)
Surviving Corporation	1.1
Surviving Entity	1.12(a)

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Takeover Statutes	3.21
Tax	3.10(b)
Tax Return	3.10(c)
Taxes	3.10(b)
Termination Date	8.1(c)
Termination Fee	8.2(b)(i)
the date hereof	9.6
transactions contemplated by this Agreement	9.6
transactions contemplated hereby	9.6
Trust	Recitals
Trustee Voting Agreement	Recitals
Trustees	Recitals
Withholding Agent	2.2(g)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 25, 2024 (this “Agreement”), by and among Bremer Financial Corporation, a Minnesota corporation (the “Company”), Old National Bancorp, an Indiana corporation (“Parent”) and ONB Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Company and the Company’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of Parent and Parent’s shareholders, and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and Merger Sub’s sole stockholder, and (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as Merger Sub’s sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby by written consent;

WHEREAS, the Board of Directors of the Company, subject to the terms of this Agreement, has resolved to recommend that the Company’s shareholders approve this Agreement and to submit this Agreement to the Company’s shareholders for approval;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement, Parent, Caroline S. Johnson, Francis M. Miley and Daniel C. Reardon, solely in their respective capacities as trustees of the Otto Bremer Trust, a trust created under trust instrument dated May 22, 1944 and governed by the laws of Minnesota (the “Trust”) (in such capacities, the “Trustees”), and not in their respective individual capacities, will execute and deliver to each other counterparts of a voting agreement in the form mutually agreed upon by the parties (the “Trustee Voting Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Parent and each of the directors of the Company, will execute and deliver to each other counterparts of a voting agreement in the form mutually agreed upon by the parties (the “Director Voting Agreement” and together with the Trustee Voting Agreement, the “Company Voting Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Parent and the Trustees will execute and deliver to each other counterparts of an investor agreement in the form mutually agreed upon by the parties (the “Investor Agreement”), which will become effective as of the Closing; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

THE MERGERS

1.1            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Indiana Business Corporation Law (the “IBCL”), at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (hereinafter referred to in such capacity as the “Surviving Corporation”), and shall continue its corporate existence under the laws of the State of Minnesota. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 8:00 a.m. Minneapolis time, on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or, if such business day is not at least five (5) business days after the aforementioned satisfaction or waiver, then the first business day of the second month after satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3            Effective Time. The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “First Step Minnesota Articles of Merger”) to be filed with the Secretary of State of the State of Minnesota (the “Minnesota Secretary”) and the articles of merger with respect to the Merger (the “First Step Indiana Articles of Merger”, and together with the First Step Minnesota Articles of Merger, the “First Step Certificates of Merger”) to be filed with the Secretary of State of the State of Indiana (the “Indiana Secretary”), in each case on the Closing Date. The term “Effective Time” shall be the date and time at which the articles of merger becomes effective as set forth in the First Step Certificates of Merger.

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and the IBCL.

1.5            Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of securities thereof:

(a)            Subject to Section 2.2(e), each share of Class A common stock, no par value, of the Company (the “Class A Company Common Stock”) and each share of Class B common stock, no par value, of the Company (the “Class B Company Common Stock”, and together with the Class A Company Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares and shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, Parent or Merger Sub (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted), shall be converted into the right to receive $26.22 without interest (such consideration, the “Cash Merger Consideration”) and 4.182 shares (the “Exchange Ratio”) of common stock, no par value per share, of Parent (the “Parent Common Stock”) (such consideration, the “Parent Stock Merger Consideration”, and together with the Cash Merger Consideration, the “Merger Consideration”).

(b)            All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, including a certificate (it being understood that any reference herein to a “certificate” representing shares of Parent Common Stock shall be deemed to include, unless the context otherwise requires, reference to book-entry account statements relating to the ownership of shares of Parent Common Stock) representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 1.5(a), (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 1.5(a) and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give the Company and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit the Company or Parent to take any action with respect to the outstanding shares of Parent Common Stock or Company Common Stock, as applicable, that is expressly prohibited by the terms of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock or owned by the Company, Parent or Merger Sub (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

1.6            Dissenters’ Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Minnesota law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Minnesota law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Entity.

(b)            Notwithstanding the provisions of Section 1.6(a), if any holder of Company Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Minnesota law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 hereto with respect to such shares pursuant to and in accordance with this Agreement.

(c)            The Company shall give Parent reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Company Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to Minnesota law and received by the Company that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. The Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time without the prior written approval of Parent.

1.7            Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.

1.8            Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of class A common stock of the Surviving Corporation and shall constitute the only outstanding capital stock of the Surviving Corporation.

1.9            Articles of Incorporation of Surviving Corporation. At the Effective Time, the Restated Articles of Incorporation of the Company (the “Company Charter”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10          Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11          Officers and Directors of Surviving Corporation. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors, respectively, of the Surviving Corporation, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

1.12          Second Step Merger.

(a)            The Second Step Merger. Immediately following the Effective Time and as part of a single, integrated transaction, in accordance with the MBCA and the IBCL, Parent shall cause the Surviving Corporation to be merged with and into Parent (the “Second Step Merger”, and together with the Merger, the “Mergers”). Parent shall be the surviving corporation in the Second Step Merger (hereinafter referred to in such capacity as the “Surviving Entity”), and shall continue its corporate existence under the laws of the State of Indiana. Upon consummation of the Second Step Merger, the separate corporate existence of the Surviving Corporation shall terminate. In furtherance of the foregoing, Parent shall cause to be filed with (i) the Indiana Secretary, in accordance with the IBCL, the articles of merger with respect to the Second Step Merger (the “Second Step Indiana Articles of Merger”) and (ii) the Minnesota Secretary, in accordance with the MBCA, the articles of merger with respect to the Second Step Merger (the “Second Step Minnesota Articles of Merger” and, together with the Second Step Indiana Articles of Merger, the “Second Step Articles of Merger”). The Second Step Merger shall become effective at such time specified in the Second Step Articles of Merger in accordance with the relevant provisions of the IBCL and the MBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).

(b)            Surviving Corporation Common Stock. At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Parent, the Surviving Corporation or any holder of securities thereof, each share of common stock of the Surviving Corporation shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            Parent Stock. At and after the Second Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Entity.

(d)            Certificate of Incorporation of Surviving Entity. At the Second Effective Time, the articles of incorporation of Parent, as in effect immediately prior to the Second Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

(a)            Bylaws of Surviving Entity. At the Second Effective Time, the bylaws of Parent, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

(b)            Officers and Directors of Surviving Entity. At the Second Effective Time, the officers and directors of Parent as of immediately prior to the Second Effective Time shall be the officers and directors, respectively, of the Surviving Entity, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

1.13          Bank Merger. Immediately following the Second Step Merger or at such later time as Parent may determine in its sole discretion, Bremer Bank (“Company Bank”), a national banking association and a wholly owned Subsidiary of the Company, will merge (the “Bank Merger”) with and into Old National Bank, a national banking association and a wholly owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties hereto agree that the Bank Merger shall become effective immediately after the Second Step Merger or at such later time as Parent may determine. The Bank Merger shall be implemented pursuant to an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). The Company and Parent shall cause Company Bank and Parent Bank to execute such certificates of merger and articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Second Step Merger or at such later time as Parent may determine.

1.14          Closing Deliverable. At the Closing, the Company shall deliver to Parent an affidavit and notice addressed to the IRS, executed by the Company under penalties of perjury, stating that the Company is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, dated as of the Closing Date and in the form and substance as required under Treasury Regulations Section 1.1445-2(c) and 1.897-2(h).

1.15          Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article II

EXCHANGE OF SHARES

2.1            Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates or, at Parent’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock pursuant to Article I, and (ii) an amount in cash by wire transfer of immediately available funds constituting the aggregate Cash Merger Consideration and aggregate cash in lieu of fractional shares to be paid to holders of Company Common Stock pursuant to Article I (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2) in exchange for outstanding shares of Company Common Stock.

2.2            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the aggregate Cash Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the shares of Company Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Merger Consideration, cash in lieu of fractional shares or dividends or distributions payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates with respect to Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c)            If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares (other than Certificates with respect to Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares and dividends or distributions as provided in this Article II.

(e)            Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”) as reported by the Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of such fractional shares.

(f)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to Parent. Any former shareholder of the Company that has not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)            Each of Parent and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that such Withholding Agent shall make commercially reasonable efforts to provide notice to the applicable payee of its intent to deduct or withhold and the basis for such deduction or withholding before any such deduction or withholding is made, and reasonably cooperate with such payee in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for such payee to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts (i) will be paid over by the applicable Withholding Agent to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:

3.1            Corporate Organization.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, an act of terrorism, military actions) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Governmental Entity in response thereto), (E) public disclosure of the execution of this Agreement, public disclosure or (except in the case of the representations contained in Sections 3.3(b), 3.4, 3.11(j), 4.3(b) and 4.4) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), actions expressly required or prohibited by this Agreement or actions taken with the prior written consent of Parent (in the case of the Company) or the Company (in the case of Parent), (F) a decline in the trading price of a party’s common stock, in and of itself, or the failure, in and of itself, to meet internal or published projections or forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso), or (G) the expenses incurred by the Company or Parent in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) and (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act. True and complete copies of the Company Charter and Company Bylaws, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)            Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority necessary to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2            Capitalization.

(a)            The authorized capital stock of the Company consists of 12,000,000 shares of Class A Company Common Stock and 10,800,000 shares of Class B Company Common Stock. As of November 20, 2024, there were (i) 1,925,000 shares of Class A Company Common Stock issued and outstanding, which includes 103,356 shares of Class A Company Common Stock held by the Bremer Financial Corporation Employee Stock Ownership Plan (“ESOP”), 777,279 shares of Class A Company Common Stock held by the Company 401(k) Plan and 240,000 shares of Class A Company Common Stock held by the Trustees, (ii) 10,075,000 shares of Class B Company Common Stock issued and outstanding, which includes 10,075,000 shares of Class B Company Common Stock held by the Trustees, and (iii) no shares of Company Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence and other than Class A Company Common Stock reserved for issuance upon conversion of Class B Company Common Stock, there are no outstanding subscriptions, equity or equity-based compensation awards (including stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests) or other shares of capital stock or other equity or voting securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. As of the date of this Agreement, except as set forth in the second sentence of this Section 3.2(a) and other than Class A Company Common Stock reserved for issuance upon conversion of Class B Company Common Stock, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Company Common Stock or any other securities of the Company (whether voting or nonvoting), and there are no equity based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) outstanding.

(b)            Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, no trust preferred or subordinated debt securities of the Company are issued or outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. No Subsidiary of the Company owns any shares of capital stock of the Company.

(c)            The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3            Authority; No Violation.

(a)            The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers and the Bank Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its shareholders and has recommended adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote thereon (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. As of the date hereof, the Trustees hold 240,000 shares of the Class A Company Common Stock and 10,075,000 shares of the Class B Company Common Stock, which represent (i) a majority of the voting power of all shares of Company Common Stock entitled to vote on the approval of this Agreement, and (ii) a sufficient number of shares of Company Common Stock required to approve this Agreement and the Merger under applicable law and the Company Charter and the Company Bylaws. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Mergers and the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Requisite Company Vote is obtained, violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 and the Requisite Company Vote are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board, and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency, and approval of such applications, filings, and notices, (c) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (d) the filing by Parent with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto, the “S-4”) and the declaration of effectiveness of the S-4, (e) the filing of the First Step Minnesota Articles of Merger with the Minnesota Secretary pursuant to the MBCA, the First Step Indiana Articles of Merger with the Indiana Secretary pursuant to the IBCL, the Second Step Minnesota Articles of Merger with the Minnesota Secretary pursuant to the MBCA and the Second Step Indiana Articles of Merger with the Indiana Secretary pursuant to the IBCL, and the filing of the Bank Merger Certificates, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (g) the filing of any required applications, filings and notices, as applicable, with NASDAQ and the approval of the listing of such Parent Common Stock on NASDAQ, and (h) the filing of any required notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why necessary regulatory approvals and consents will not be received on a timely basis.

3.5            Reports. The Company and each of its Subsidiaries have timely filed or furnished all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2022 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency, (iv) any foreign regulatory authority, and (v) any self-regulatory organization (an “SRO”) ((i) – (v), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Subject to Section 9.14 and except as set forth on Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2022, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.6            Financial Statements.

(a)            The (A) audited consolidated balance sheet as of December 31, 2021, December 31, 2022 and December 31, 2023 and the related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 of the Company and its Subsidiaries (the “Audited Financial Statements”) and (B) unaudited interim consolidated balance sheet as of September 30, 2024 and the related unaudited interim consolidated statements of income and cash flows for the nine months ended on September 30, 2024 of the Company and its Subsidiaries (including, in each case, the notes, if any, thereto) (the financial statements described in clauses (A) and (B) collectively, the “Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent registered public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company for the fiscal year or quarters ended December 31, 2022, December 31, 2023, March 31, 2024, June 30, 2024 or September 30, 2024, respectively, (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures sufficient to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP and (B) ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s independent registered public accounting firm and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s independent registered public accounting firm and audit committee.

(d)            Since January 1, 2022, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing or having represented the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7            Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC (“J.P. Morgan”) and Keefe, Bruyette & Woods, Inc. (“KBW”), neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by Company of J.P. Morgan and KBW, related to the Mergers and the transactions contemplated hereby.

3.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)            Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2023 through the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course (other than discussions and negotiations related to this Agreement or any other potential strategic transactions).

3.9            Legal Proceedings.

(a)            Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (i) that is against the Company or any of its Subsidiaries, (ii) that is against any of their current or former directors or executive officers or (iii) that is of a nature challenging the validity or propriety of the transactions contemplated by this Agreement, in each case that would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b)            There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Mergers and the other transactions contemplated by this Agreement on a timely basis.

3.10            Taxes and Tax Returns.

(a)            Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past three (3) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). The Company is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)            As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)            As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11            Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans including all employment, change-in-control, severance, non-compete, non-solicit or other compensatory or employment-related written agreements with any officer or employees of the Company or its Subsidiaries. For purposes of this Agreement, “Company Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all Code Section 125, Code Section 501(c)(9), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, savings, supplemental retirement, retention, bonus, employment, fringe benefit, perquisite, educational assistance, adoption assistance, employee loan, rabbi trust, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries have any liability, contingent or otherwise, excluding, in each case, any Multiemployer Plan.

(b)            The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (C) the most recently received IRS determination letter relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan, and (E) IRS confirmations of filings of IRS Forms 1094-B or 1094-C for all relevant years.

(c)            Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code including, without limitation, the Patient Protection and Affordable Care Act of 2010, Public Law No. 111-148, enacted in conjunction with the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder. Within the past six (6) years neither the Company or any of its Subsidiaries have engaged in any transaction that subjected it to either a civil penalty pursuant to Section 502(i) of ERISA or Tax imposed by Section 4975 of the Code.

(d)            The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plan”) and the related trust, which letter has not been revoked (nor to the knowledge of the Company has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)            During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. The Bremer Retirement Plan is fully funded on a plan termination basis.

(f)             None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the immediately preceding six (6) years, sponsored, maintained, contributed to or been obligated to contribute to (i) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(g)            Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan or has any obligation with respect to an arrangement that provides for any post-employment or post-retirement healthcare or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.

(h)            All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(i)             There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans.

(j)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, (iv)  result in the forgiveness of indebtedness, (v) require the funding of benefits under any Company Benefit Plan, or (vi) result in any payment or benefit that may, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(k)            Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up, reimbursement or other payment of Taxes imposed under Section 409A or 4999 of the Code.

(l)             The ESOP (i) is an “employee stock ownership plan” as defined in Section 4975(e)(7) of the Code covered by a favorable IRS letter which letter has not been revoked (nor to the knowledge of the Company has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of the ESOP, (ii) has not acquired Company Common Stock from a seller who made an election under Section 1042 of the Code and (iii) has a trustee that is not affiliated with the Company.

(m)           Neither the ESOP, nor the Company 401(k) Plan, nor any fiduciary, trustee or administrator thereof, has engaged in a breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could reasonably be expected to result in any material liability to the Company.

3.12          Employees.

(a)            There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

(b)            The Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021 have complied in all material respects with, all laws relating to the employment of labor, including any provisions relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, breaks and rest periods, expense reimbursements, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other related costs and expenses; (ii) unlawful, wrongful, or retaliatory or discriminatory employment, hiring or labor practices; (iii) occupational health and safety standards; or (iv) plant closing, mass layoff, immigration, workers’ compensation, disability rights and benefits, leave requirements, unemployment compensation, whistleblower laws, worker classification, working conditions, driver regulations, privacy and other employment Laws, regulations and ordinances.

(c)            (i) To the knowledge of the Company, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2021 against any employee of the Company at the level of E89 and above, (ii) since December 31, 2021, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of the Company at the level of E89 and above, and (iii) there are no proceedings currently pending or, to the knowledge of the Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of the Company at the level of E89 and above.

3.13          Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have held at all times since January 1, 2022, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization that is material to the business of the Company and its Subsidiaries (taken as a whole) is pending or threatened. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including, without limitation, all laws related to data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the Gramm Leach Bliley Act (together with all rules promulgated thereunder, the “GLBA”), privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, none of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) breach of security leading to the accidental or unlawful destruction, loss, alteration, unavailability, unauthorized disclosure or processing of, or access to, Personal Data transmitted, stored or otherwise processed, (ii) the unauthorized acquisition or processing of Personal Data that materially compromises the security, confidentiality, or integrity of Personal Data, (iii) ransomware, malware, or unauthorized access to Company IT Systems or (iv) any incident defined as a personal data breach, security breach, security incident, data breach or similar term in applicable laws (clauses (i) through (iv), a “Company Security Breach”). “Company IT Systems” means all information management equipment and systems necessary to or used in the business of the Company and its Subsidiaries, including all software, all databases and data systems and all computer hardware and other information and communications technology systems. To the knowledge of the Company, since January 1, 2022, the Company has not experienced any Company Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to the Company’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2022, no claims or actions have been asserted, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14          Certain Contracts.

(a)            Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (excluding any Company Benefit Plan) (i) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company, its Subsidiaries or its affiliates (or, following the Closing, the Surviving Entity, its Subsidiaries or its affiliates) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (ii) with or to a labor union or guild (including any collective bargaining agreement), (iii) other than extensions of credit, other customary banking products offered by the Company and its Subsidiaries or derivatives issued or entered into in the ordinary course of business, which creates future payment obligations to or from the Company or its Subsidiaries in excess of $500,000 per annum and that by its terms does not terminate or is not terminable without penalty, payment or other conditions upon notice of sixty (60) days or less, (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole, (v) for any joint venture, partnership or similar agreement (however named) involving a sharing of profits, losses, costs or liabilities by it with any other person, (vi) that requires the Company or its Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on a priority or exclusive basis, (vii) that relates to the acquisition or disposition of any business, capital stock or assets of any person (whether by merger, sale of stock, sale of assets or otherwise) that has any remaining obligations, (viii) that relates to any real property leased, subleased, licensed or occupied by the Company or its Subsidiaries as lessee, sublessee, licensee or occupant and provides for annual payments by the Company or its Subsidiaries in excess of $500,000, (ix) (A) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank, borrowings from the Federal Reserve Bank discount window and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) or (B) that provides for the guarantee, support, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $1,000,000 or more, or (C) the principal purpose of which is to provide for any material indemnification or similar obligations on the part of the Company or any of its Subsidiaries, (x) that is a settlement, consent or similar agreement and contains any material continuing obligations of the Company or any of its Subsidiaries, (xi) in which the Company or any of its Subsidiaries grants or is granted a license or similar under any material Intellectual Property, where such contract is material to the businesses of the Company and its Subsidiaries, taken as a whole, excluding, in each case, (A) contracts providing rights for generally commercially available off-the-shelf software licensed or provided on non-discriminatory terms and (B) non-exclusive contracts entered into with customers or suppliers in the ordinary course of business, (xii) that contemplates the future sale or issuance of any shares of Company Common Stock or any other securities of the Company, the Company Bank or any Subsidiary or affiliate of the Company or (xiii) which is a third party contract with a registered broker-dealer or registered investment adviser pursuant to which the Company or its Subsidiaries, through their employees, have the regulatory authority and supervisory structure through networking arrangements to offer investment advisory and securities brokerage services. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b)            In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Company Contract, (iii) to the knowledge of the Company each third-party counterparty to each Company Contract has complied with and performed all obligations required to be performed by it to date under such Company Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, of or under any such Company Contract and (v) to the knowledge of the Company, no third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract.

3.15         Agreements with Regulatory Agencies. Subject to Section 9.14, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, otherwise since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.16         Risk Management Instruments. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17         Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all applicable federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law or agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.18         Investment Securities and Commodities.

(a)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)            The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses, and, to the knowledge of the Company, the Company and its Subsidiaries have been in material compliance with such policies, practices and procedures in all material respects since January 1, 2022. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

3.19         Real Property. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the Audited Financial Statements as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the Audited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the knowledge of the Company, the lessor. The Company has provided a true and correct copy of each lease of the Company Leased Properties, together with all amendments thereto. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

3.20         Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed or authorized to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, (a) (i) to the knowledge of the Company, the conduct of the Company and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any person and (ii) since January 1, 2022, no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (c) since January 1, 2022, neither the Company nor any Company Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company or any Company Subsidiary, and (d) the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.21         State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.22         Reorganization. The Company has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth in such opinion, the Merger Consideration to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24         Company Information. The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives specifically for inclusion in the Proxy Statement and S-4, and the information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25         Loan Portfolio.

(a)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, letters of credit, guarantees and interest-bearing assets) (collectively, “Loans”) of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) to the knowledge of the Company, none of the Loans of the Company or its Subsidiaries is subject to any material offset or claim of offset and the aggregate loan balances in excess of the Company’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off. Neither the Company nor any of its Subsidiaries is a party to any Loan in which the Company or any Subsidiary is a creditor which as of September 30, 2024, had an outstanding balance plus unfunded commitments, if any, of $1 million or more and under the terms of which the obligor was, as of September 30, 2024, over ninety (90) days or more delinquent in payment of principal or interest. Section 3.25(a) of the Company Disclosure Schedule, is a true, correct and complete list of (A) all Loans of the Company and its Subsidiaries that, as of September 30, 2024, had an outstanding balance plus unfunded commitments, if any, of $5 million or more and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of September 30, 2024, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(d)            There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)            There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of the Company or its Subsidiaries or an entity controlled by an executive officer or director of the Company or its Subsidiaries during the three (3) years immediately preceding the date hereof.

(f)            The Company’s allowance for loan and lease losses reflected in the Financial Statements (including footnotes thereto) was determined on the basis of the Company’s continuing review and evaluation of the portfolio of the Loans of the Company and its Subsidiaries under the requirements of GAAP and applicable law, was established in a manner consistent with the Company’s internal policies, and, in the reasonable judgment of the Company, was adequate in all material respects under the requirements of GAAP and all applicable law to provide for possible or specific losses, net of recoveries relating to the Loans previously charged-off, on the Loans of the Company and its Subsidiaries.

3.26         Insurance. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, (b) the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (c) each such policy is outstanding and in full force and effect, (d) except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (e) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.26 of the Company Disclosure Schedule sets forth a true and correct list of all claims under any of the policies listed in this Section 3.26 in excess of $100,000 related to the business of the Company during the three (3) years immediately preceding the date hereof.

3.27         Information Security. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2022, no third party has gained unauthorized access to any information systems or networks controlled by and material to the operation of the business of the Company and its Subsidiaries, and, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks.

3.28         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person, including the Trustees (except as provided in the Company Voting Agreement and the Investor Agreement), makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person, including the Trustees, makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            The Company acknowledges and agrees that neither Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT and Merger Sub

Except (a) as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Parent Reports publicly filed with or furnished to the SEC by Parent after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represents and warrants to the Company as follows:

4.1           Corporate Organization.

(a)            Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Each of Parent and Merger Sub has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Fifth Amended and Restated Articles of Incorporation of Parent (the “Parent Charter”), the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)            Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority necessary to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened.

4.2           Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of November 20, 2024, there were (i) 318,996,685.82 shares of Parent Common Stock issued and outstanding, including approximately 3,313,389 shares granted in respect of outstanding awards of restricted Parent Common Stock, (ii) 230,500 shares of Parent Preferred Stock issued and outstanding, and (iii) approximately 4,873,932.50 shares of Parent Common Stock issued or reserved for issuance and future grants under Parent equity incentive plans. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since November 20, 2024, resulting from the exercise, vesting or settlement of any Parent equity based awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Parent issued, reserved for issuance or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 1,000 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Parent. Merger Sub has not conducted any business other than (1) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (2) in relation to this Agreement, the Mergers and the other transactions contemplated hereby. All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent or Merger Sub may vote. Other than as described in clause (iii) of this Section 4.2(a) as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.

(b)            There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(c)            Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)            Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers and the Bank Merger have been duly and validly approved by the Board of Directors of Parent and Merger Sub. The Board of Directors of Parent has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Parent and its shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has recommended adoption and approval of this Agreement and the transactions contemplated hereby by its sole stockholder and has adopted a resolution to the foregoing effect. Parent, as Merger Sub’s sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby by written consent. Except for the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder (the “Parent Approval”), no other corporate proceedings on the part of Parent or Merger Sub (including any vote of the shareholders of Parent) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent of the transactions contemplated hereby, including the Mergers and the Bank Merger, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 and the Parent Approval are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4           Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board, and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency, and approval of such applications, filings, and notices, (c) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (d) the filing by Parent with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus and the declaration of effectiveness of the S-4, (e) the filing of the First Step Minnesota Articles of Merger with the Minnesota Secretary pursuant to the MBCA, the First Step Indiana Articles of Merger with the Indiana Secretary pursuant to the IBCL, the Second Step Minnesota Articles of Merger with the Minnesota Secretary pursuant to the MBCA and the Bank Merger Certificates and Second Step Indiana Articles of Merger with the Indiana Secretary pursuant to the IBCL, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (g) the filing of any required applications, filings and notices, as applicable, with NASDAQ and the approval of the listing of such Parent Common Stock on NASDAQ, and (h) the filing of any required notices or other filings under the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why necessary regulatory approvals and consents will not be received on a timely basis.

4.5           Reports.

(a)            Parent and each of its Subsidiaries have timely filed or furnished all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2022 with the SEC or any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, the SEC or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Subject to Section 9.14 and except as set forth on Section 4.5 of the Parent Disclosure Schedule and for normal examinations conducted by the SEC or a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) neither the SEC nor any Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by the SEC or any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, the SEC or any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2022, in each case of clauses (i) through (iii), which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b)            An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2022 by Parent pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Parent Reports”) has been made publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects as to form with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6           Financial Statements.

(a)            The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (or, if amended, as of the date of (and giving effect to) the filing of the last such amendment with respect to the financial statements that were amended or restated therein) (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC (or, if amended, as of the date of (and giving effect to) the filing of the last such amendment with respect to the financial statements that were amended or restated therein), in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent registered public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent registered public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarter year ended September 30, 2024 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s independent registered public accounting firm and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s independent registered public accounting firm and audit committee. To the knowledge of Parent, there is no reason to believe that Parent’s independent registered public accounting firm and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2022, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, employee, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing or having represented Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7           Broker’s Fees. With the exception of the engagement of Citigroup Inc. (“Citigroup”), neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. Parent has disclosed to the Company as of the date hereof the aggregate fees provided for in connection with the engagement by Parent of Citigroup, related to the Mergers and the transactions contemplated hereby.

4.8           Absence of Certain Changes or Events.

(a)            Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)            Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2023 through the date hereof, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business (other than discussions and negotiations related to this Agreement).

4.9           Legal Proceedings.

(a)            Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (i) that is against Parent or any of its Subsidiaries (ii) that is against any of their current or former directors or executive officers or (iii) that is of a nature challenging the validity or propriety of the transactions contemplated by this Agreement, in each case that would reasonably be expected to be material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole.

(b)            There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or the Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement on a timely basis.

4.10         Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice). Neither Parent nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent) or (b) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past three (3) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). Parent is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11         Employees and Employee Benefit Plans.

(a)            For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all Code Section 125, Code Section 501(c)(9), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, savings, supplemental retirement, retention, bonus, employment, fringe benefit, perquisite, educational assistance, adoption assistance, employee loan, rabbi trust, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries, or with respect to which Parent any of its Subsidiaries have any liability, contingent or otherwise, excluding, in each case, any Multiemployer Plan.

(b)            Each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, including, without limitation, the Patient Protection and Affordable Care Act of 2010, Public Law No. 111-148, enacted in conjunction with the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder, except as would not, either individually or the aggregate, have a Material Adverse Effect on Parent. Within the past six (6) years neither Parent or any of its Subsidiaries have engaged in any transaction that subjected it to either a civil penalty pursuant to Section 502(i) of ERISA or Tax imposed by Section 4975 of the Code.

(c)            The IRS has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust, which letter has not been revoked (nor to the knowledge of Parent has revocation been threatened), and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(d)            Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, during the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability.

(e)            None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the immediately preceding six (6) years, sponsored, maintained, contributed to or been obligated to contribute to (i) any Multiemployer Plan, (ii) any Multiple Employer Plan, (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)            All contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent.

(g)            There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Parent, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, or the assets of any of the trusts under any of the Parent Benefit Plans.

(h)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in the vesting, exercisability or delivery of, cause Parent or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of Parent or any of its Subsidiaries, (iii) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust; (iv) result in the forgiveness of indebtedness, (v) require the funding of benefits under any Parent Benefit Plan, or (vi) result in any payment or benefit that may, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(i)             Neither Parent nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up, reimbursement or other payment of Taxes imposed under Section 409A or 4999 of the Code.

(j)             There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent and its Subsidiaries.

4.12         Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have held at all times since January 1, 2022, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, have a Material Adverse Effect on Parent, and to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization that is material to the business of Parent and its Subsidiaries (taken as a whole) is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including, without limitation, all laws related to Personal Data, the GLBA, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, none of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.13         Agreements with Regulatory Agencies. Subject to Section 9.14, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, otherwise since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.14         State Takeover Laws. The Board of Directors of each of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.15         Risk Management Instruments. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have duly performed their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16         Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Parent any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Parent, which liability or obligation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

4.17         Investment Securities and Commodities.

(a)            Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Parent Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or its Subsidiaries. Such securities and commodities are valued on the books of Parent in accordance with GAAP in all material respects.

(b)            Parent and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of such businesses, and, to the knowledge of Parent, Parent and its Subsidiaries have been in material compliance with such policies, practices and procedures in all material respects since January 1, 2022.

4.18         Real Property. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, Parent or a Parent Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Parent Reports as being owned by Parent or a Parent Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Parent Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Parent Owned Properties, the “Parent Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the knowledge of Parent, the lessor. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, there are no pending or, to the knowledge of Parent, threatened condemnation proceedings against the Parent Real Property.

4.19         Reorganization. Parent has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20         Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21         Information Security. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2022, no third party has gained unauthorized access to any information systems or networks controlled by and material to the operation of the business of Parent and its Subsidiaries, and, to the knowledge of Parent, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks.

4.22         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Parent and Merger Sub in this Article IV, the Company Voting Agreement or the Investor Agreement, neither Parent nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor Merger Sub nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in this Article IV, the Company Voting Agreement or the Investor Agreement, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Parent and Merger Sub acknowledge and agree that neither the Company nor any other person on behalf of the Company has made or is making, and Parent and Merger Sub have not relied upon, any express or implied representation or warranty other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule), required by law or any Governmental Entity or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each party shall, and shall cause each of its Subsidiaries to, (a) conduct its respective businesses in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis.

5.2           Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank and the Federal Reserve Bank discount window, sales of certificates of deposits, and entry into repurchase agreements);

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)            make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) subject to Section 6.9, regular quarterly cash dividends on shares of Company Common Stock of $1.70 per share, (C) cash dividends on shares of Company Common Stock in an amount per share that the Board of Directors of the Company determines in good faith are required to be paid by the Company to ensure that the conditions to the conversion right set forth in Article VI, Section 6(b) of the Company Charter are not satisfied, (D) the acceptance of shares of Class B Company Common Stock upon conversion of such Class B Company Common Stock into Class A Company Common Stock in accordance with the terms of the Company Charter or (E) the purchase or repurchase of Class A Company Common Stock pursuant to the Bremer Financial Corporation Plan of Reorganization dated February 8, 1989);

(iii)            grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)            issue, sell, transfer, encumber or otherwise permit to become outstanding any additional shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except issuance of Class A Company Common Stock upon conversion of Class B Company Common Stock in accordance with the terms of the Company Charter or issuances to a Company Benefit Plan;

(c)            sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice, including any debt collection or foreclosure transactions, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)            except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of the Company;

(e)            in each case except in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or material claims under, any Company Contract (or any contract entered into after the date hereof that would be a Company Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to the Company, or (ii) or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)             except as required by the terms (in effect as of the date hereof) of this Agreement, any Company Benefit Plan or by applicable law, (i) enter into, adopt, amend or terminate any Company Benefit Plan or arrangement that would be a Company Benefit Plan if in effect on the date hereof other than renewals in the ordinary course of business consistent with past practice, (ii) increase the compensation or benefits payable to, any current or former employee, director or consultant, other than increases in base salary or wage rate (and corresponding increases in incentive compensation) in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.2(f) of the Company Disclosure Schedule, (iii) pay or award, accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund the obligations under any Company Benefit Plan in a rabbi trust, (vi) terminate the employment or services of any employee at the level of E89 and above (each, a “Key Employee”), other than for cause, or (vii) hire any individual who would be a Key Employee;

(g)            except as set forth in Section 5.2(g) of the Company Disclosure Schedule or for debt workouts in the ordinary course of business consistent with past practice, settle any claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to the Company or Parent or their Subsidiaries, as applicable, and that would not impose any material restriction on, or create any precedent that would be material to, the business of it or its Subsidiaries or, after the consummation of the Mergers, Parent and its Subsidiaries;

(h)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)            amend the Company Charter or Company Bylaws or comparable governing documents of its material Subsidiaries;

(j)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any such Subsidiaries;

(k)            other than in prior consultation with Parent, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l)            take any action that is intended or expected to result in any of the conditions to the Mergers set forth in Section 7.1 or Section 7.2 not being satisfied;

(m)            implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n)            enter into any material new line of business;

(o)            other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) lending (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), investment, underwriting, loan risk ratings, risk or asset liability management, securitization, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or a Governmental Entity;

(p)            other than following consultation with Parent, make, acquire, renew or extend, or amend or modify in any material respect, any Loan or any commitment for a Loan (including a letter of credit), in each case that (i) involves or results in total credit exposure of the Company Bank of $10 million or greater to any borrower, or (ii) immediately after making such Loan, the Loan has a risk rating by the Company Bank of 5W or greater, which includes any “criticized” or “classified” Loan; provided that any such Loan shall not include any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement;

(q)            make, or commit to make, any capital expenditures (other than those set forth in the Company’s capital budget which has been made available to Parent) in excess of $250,000 individually or $1 million in the aggregate;

(r)            other than in consultation with Parent, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended income or other material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(s)            other than in consultation with Parent, undertake any response, action, or customer or public communication with regard to (i) any event resulting in unauthorized access to or the disruption or misuse of an information system or information stored on an information system, including but not limited to such information pertaining to the Company’s or its Subsidiaries’ customers, or (ii) any ransomware event; or

(t)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3           Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Governmental Entity, Parent shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            amend the Parent Charter or the Parent Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock, or adversely affect the holders of Company Common Stock relative to the other holders of Parent Common Stock;

(b)            (i) adjust, split, combine or reclassify any capital stock of Parent or (ii) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of Parent Common Stock;

(c)            merge or consolidate itself or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any such Subsidiaries;

(d)            enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business that would reasonably be expected to prevent, impede or materially delay the consummation of the Mergers;

(e)            take any action that is intended or expected to result in any of the conditions to the Mergers set forth in Section 7.1 or Section 7.3 not being satisfied;

(f)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)            Parent and the Company shall promptly prepare, and Parent shall file with the SEC, the S-4, in which the Proxy Statement will be included as a prospectus. The parties hereto shall cooperate with each other and use reasonable best efforts to file the S-4 as promptly as reasonably practicable, and within sixty (60) days of the date of this Agreement. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to their respective shareholders. Parent shall use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The parties hereto shall cooperate with each other and use their reasonable best efforts to as promptly as reasonably practicable (and (i) in the case of any filings under the HSR Act, within ten (10) business days of the date of this Agreement, and (ii) in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within sixty (60) days of the date of this Agreement) prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

(b)            In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or the Company or any of their respective Subsidiaries, and neither Parent nor the Company nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Mergers (a “Materially Burdensome Regulatory Condition”).

(c)            Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(d)            To the extent permitted by applicable law, Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. For the avoidance of doubt, Section 9.14 shall not preclude either party from fulfilling its obligation under this Section 6.1(d) to the extent permissible under applicable law. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders, waivers, non-objections or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board, (ii) the Office of the Comptroller of the Currency, and (iii) any other approvals set forth in Sections 3.4 and 4.4, in each case of (i), (ii) and (iii), that are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those other authorizations, consents, orders, waivers, non-objections or approvals the failure of which to be obtained would, either individually or in the aggregate, have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Mergers.

6.2           Access to Information.

(a)            Upon reasonable notice and subject to applicable laws, each party, for the purposes of verifying the representations and warranties of the other party and preparing for the Mergers, the Bank Merger and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the other party, and each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems, integration and business operations generally, and, during such period, each party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement, comment letter and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that the other party is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such other party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 7, 2024, between Parent and the Company (the “Confidentiality Agreement”).

(c)            No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3           Shareholder Approvals. The Company shall call, give notice of, establish a record date, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. Subject to the remainder of this Section 6.3, the Company shall use its reasonable best efforts to obtain from its shareholders the Requisite Company Vote, including by communicating to the shareholders of the Company its recommendation (and including such recommendation in the Proxy Statement) that, the shareholders of the Company approve this Agreement and the Merger (the “Company Board Recommendation”). Subject to the remainder of this Section 6.3, the Company and its Board of Directors shall not (a) withhold, withdraw, modify or qualify in a manner adverse to Parent the Company Board Recommendation, (b) fail to make the Company Board Recommendation in the Proxy Statement, (c) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (d) fail to publicly and without qualification (i) recommend against any Acquisition Proposal or (ii) reaffirm the Company Board Recommendation, within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after an Acquisition Proposal is made public or any request by Parent to do so, or (e) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the Company Board Recommendation, the Board of Directors of the Company may (but shall not be required to), prior to the receipt of the Requisite Company Vote, submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of the Company may not take any of the actions under this sentence unless (A) it gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to make the Company Board Recommendation. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. The Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, the Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of such proposal and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.4           Legal Conditions to Mergers. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5           Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6           Employee Matters.

(a)            During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Parent shall provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time; (ii) short-term, annual and long-term incentive compensation target opportunities that are no less favorable, in the aggregate, than the short-term, annual and long-term incentive compensation target opportunities provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time; and (iii) other compensation and employee benefits that are no less favorable, in the aggregate, to the other compensation and employee benefits (excluding defined benefit pension plans benefits and ESOP benefits) provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall, or shall cause one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the one (1)-year period following the Closing Date with the same severance benefits that are provided under and pursuant to the Old National Bancorp Severance Pay Plan (as provided to the Company prior to the date hereof), including, for the avoidance of doubt, the “Additional Severance Benefits” set forth in Section 4.3 of such plan; provided that such severance benefits will be determined (A) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (B) taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) prior to the Closing (based on the Continuing Employee’s original hire date as reflected in the Company’s records), and, on or after the Closing, Parent and its Subsidiaries.

(b)            With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such waiting periods would apply under the analogous Company Benefit Plan; (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans that provide health care benefits; and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service.

(c)            Parent shall, or shall cause one of its Subsidiaries to, assume and honor all Company Benefit Plans in accordance with their terms. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

(d)            The Company shall cause any 401(k) plan sponsored or maintained by the Company or any of its Subsidiaries, including, without limitation, the Bremer 401(k) Plan, Plan No. 002, (a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing pursuant to resolutions and required amendments (if any), the form and substance of which shall be subject to review and comment by Parent, which comments will be considered by the Company in good faith to the extent timely provided. The Continuing Employees shall be eligible to participate, effective as soon as administratively practicable following the Effective Time (but no later than the second payroll period following the Closing), in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, Company Common Stock or notes (in the case of loans) or a combination thereof. Prior to the Effective Time, the Company or its Subsidiaries may make an employer contribution (at a level determined in the ordinary course of business consistent with past practice) to any Company 401(k) Plan for the year in which the Effective Time occurs or any prior year.

(e)            The Company shall or shall have the plan administrator of the ESOP cooperate with the trustee of the ESOP to provide the ESOP participants with the opportunity to vote on the Merger pursuant to the pass-through voting requirements of Code Section 409(e) and the provisions of the ESOP applicable to the Merger.

(f)            The Company shall cause the ESOP to be terminated, effective as of immediately prior to the Effective Time and contingent upon the Closing pursuant to resolutions and required amendments (if any), the form and substance of which shall be subject to review and comment of Parent, which comments shall be considered in good faith by the Company to the extent timely provided. The Company and Parent shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Parent 401(k) Plan of distributions in the form of cash, Parent Common Stock or a combination thereof from the ESOP. The Company shall provide Parent with evidence that the ESOP has been terminated in accordance with this Section 6.6(f).

(g)            Prior to the Effective Time, the Board of Directors of the Company or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any reasonably necessary resolutions, to terminate the Bremer Financial Corporation Executive Stock Purchase Plan effective as of, and subject to, the Effective Time.

(h)            Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Parent, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, Parent shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Charter, the Company Bylaws, the governing or organizational documents of any Subsidiary of the Company or any contract in existence as of the date hereof and disclosed to Parent, each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided that in the case of advancement of expenses, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with Parent, in the defense of any such claim, action, suit, proceeding or investigation.

(b)            For a period of six (6) years after the Effective Time, Parent shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may, in consultation with Parent, obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Parent or the Company purchases such a “tail policy,” Parent shall maintain in effect such “tail policy.”

(c)            The obligations of Parent and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)            The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.7 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.7.

6.8           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest Parent or the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9           Dividends. After the date of this Agreement, the Company shall coordinate with Parent the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.10         Advice of Changes. Parent and the Company (in such capacity, the “Notifying Party”) shall each promptly advise the other party of any effect, change, event, condition, occurrence or development (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if Parent is the Notifying Party, Section 7.1 or Section 7.3, or if the Company is the Notifying Party, Section 7.1 or Section 7.2; provided that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice; provided, further, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.11         Acquisition Proposals.

(a)            The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11(a)) in connection with or relating to any Acquisition Proposal, except in each case to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.11(a). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Company Vote, the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.11(a), the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company will promptly (within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal (including the terms and conditions of, and the identity of the person making, such inquiry or Acquisition Proposal), will provide Parent with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b)            Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(c)            As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting or nonvoting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting or nonvoting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

6.12         Public Announcements. Parent and the Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release that is mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.12; provided that, in the case of any such public releases, announcements or statements issued by Parent, Parent shall only be required to provide the Company with the portions of such releases, announcements or statements that reference the Company or the transactions contemplated hereby.

6.13         Change of Method. Parent and the Company shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.2, no such change shall (a) alter or change the Exchange Ratio or the amount of Cash Merger Consideration per share of Company Common Stock, (b) adversely affect the Tax treatment of the Company’s shareholders or Parent’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.14         Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the amount of Cash Merger Consideration or the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement or any term that would adversely affect the tax treatment of the transactions contemplated hereby in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to the Company’s shareholders for adoption or approval.

6.15         Takeover Statutes. None of the Company, Parent, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16         Exemption from Liability under Section 16(b). The Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause any acquisitions of Parent Common Stock by any holders of Company Common Stock who, immediately following the Mergers, will be officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.17         Shareholder Litigation. Each of Parent and the Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries, directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation and will in good faith take such comments into account. The Company shall not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent, the Company, all Subsidiaries and affiliates of Parent and the Company and their respective directors, officers and employees, or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.18         Assumption of Company Debt. Upon the Effective Time, Parent shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures set forth on Section 6.18 of the Company Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby.  In connection therewith, (a) Parent and the Company shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures or other documents and (b) the Company shall use reasonable best efforts to execute and deliver any officer’s certificates, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

6.19         Conduct of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.

6.20         Governance. Pursuant to the Investor Agreement, Parent shall take all actions necessary so that, as of the Effective Time, (a) the number of directors constituting the Board of Directors of Parent shall be increased by one (1) and (b) one (1) of the Trustees serving as a trustee of the Trust immediately prior to the Effective Time (as determined by the Trustees in their sole discretion) shall be appointed to the Board of Directors of Parent.

6.21         Additional Matters. The parties hereto agree to the matters set forth on Section 6.21 of the Company Disclosure Schedule.

Article VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Shareholder Approvals. This Agreement and the Merger shall have been approved by the shareholders of the Company by the Requisite Company Vote.

(b)            Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been admitted for listing on NASDAQ, subject to official notice of issuance.

(c)            Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)            S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or the other transactions contemplated hereby.

7.2           Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c) (with respect to Company Bank and Bremer Insurance Agencies, Inc. only) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Sections 3.2(a), 3.2(b) and 3.2(c), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b) (with respect to Company Bank and Bremer Insurance Agencies, Inc. only), 3.3(a) and 3.7 (in each case read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Entity following the Closing. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)            Performance of Obligations and Compliance with Covenants of the Company. The Company shall have performed in all material respects the obligations required to be performed by it, and complied in all material respects with the covenants to be complied with or by it, under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)            Federal Tax Opinion. Parent shall have received a written opinion of Squire Patton Boggs (US) LLP (or, if Squire Patton Boggs (US) LLP is unwilling or unable to issue the opinion, another nationally recognized law firm), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)            Minimum Adjusted Tangible Shareholders’ Equity Value. The Adjusted Tangible Shareholders’ Equity of the Company shall be greater than or equal to $1,300,000,000, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect. “Adjusted Tangible Shareholders’ Equity” shall mean, as of the month end at least five (5) business days prior to the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing) (the “Measuring Date”), the consolidated shareholders’ equity of the Company as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP, (i) minus intangible assets defined as goodwill, core deposit premiums and other intangibles (excludes mortgage servicing rights) as of the Measuring Date, and (ii) excluding (A) the change in accumulated other comprehensive income / (loss), net of Tax, since September 30, 2024, and (B) the change in the value of mortgage servicing rights, net of Tax, since September 30, 2024, and (iii) adding the sum, net of associated Tax, as of the Measuring Date of (v) all fees and expenses of all brokers, attorneys, accountants, investment bankers and other advisors and agents for the Company for services rendered in connection with the transactions contemplated by this Agreement paid or to be paid by the Company prior to the Effective Time; (w) attorneys’ fees arising from any actions, claims, suits or hearings brought by the Company’s shareholders with respect to this Agreement or the transactions contemplated hereby; (x) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein) or any retention or transaction bonuses paid as expressly permitted by this Agreement or as otherwise mutually agreed by the parties following the date hereof, (y) any regulatory filing fees or costs, fees and penalties incurred in connection with obtaining any third party consents in connection with the transactions contemplated by this Agreement, and (z) any other commercially reasonable costs incurred in connection with transactions contemplated by this Agreement.

7.3           Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Sections 4.2(a), 4.2(b), 4.2(c) (with respect to Parent Bank only) and 4.8(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Sections 4.2(a), 4.2(b) and 4.2(c), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent and Merger Sub set forth in Sections 4.1(a), 4.1(b) (with respect to Parent Bank only), 4.3(a) and 4.7 (in each case read without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)            Performance of Obligations and Compliance with Covenants of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it, and complied in all material respects with the covenants required to be complied with or by it, under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)            Federal Tax Opinion. The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, another nationally recognized law firm), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

(a)            by mutual consent of Parent and the Company in a written instrument;

(b)            by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final non-appealable law, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)            by either Parent or the Company if the Mergers shall not have been consummated on or before November 25, 2025 (as it may be extended by this Section 8.1(c), the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided that, if on such date, any of the conditions to the Closing set forth in (A) Section 7.1(c) or (B) Section 7.1(e) (in the case of clause (B), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to February 25, 2026, and such date shall become the Termination Date for purposes of this Agreement; provided, further, that if all the conditions set forth in Article VII are satisfied (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) that occurs after such Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for purposes of this Agreement;

(d)            by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants, obligations, agreements or other provisions or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(e)            by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Company or the Board of Directors of the Company shall have made a Recommendation Change or (ii) the Company or the Board of Directors of the Company shall have breached its obligations under Section 6.3 or 6.11 in any material respect.

8.2           Effect of Termination.

(a)            In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that: (i) Section 6.2(b), Section 6.12, this Section 8.2 and Article IX (but, in the case of Section 9.12, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub and the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b)           (i)             In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the shareholders of the Company or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case with respect to the Company and (A) (x) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $55,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)            In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)            Notwithstanding anything to the contrary herein, but without limiting the right of Parent to recover liabilities or damages arising out of the Company’s actual and intentional fraud or willful and material breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by the Company under this Agreement shall be equal to the Termination Fee (together with any amounts specified in Section 8.2(d)), as applicable, and in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(d)            Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article IX

GENERAL PROVISIONS

9.1           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7, and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2           Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the receipt of the Requisite Company Vote; provided that after the receipt of the Requisite Company Vote, there may not be, without further approval of the shareholders of the Company, any amendment of this Agreement that requires further approval of such shareholders under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3           Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that, after the receipt of the Requisite Company Vote, without further approval of the shareholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof that requires further approval of such shareholders under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4           Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entities in connection with the Mergers, the Bank Merger and the other transactions contemplated hereby shall be borne equally by Parent and the Company.

9.5           Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other parties shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent at or prior to 5:00 p.m. local time of the recipient, and on the next business day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any “bounceback” or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):

(a)            if to the Company, to:

Bremer Financial Corporation

380 St. Peter Street.

Suite 500.

Saint Paul, Minnesota 55102

Attention:	Jeanne Crain
Mitch Bleske
Email:	jhcrain@bremer.com
mjbleske@bremer.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10533

Attention:	Matthew M. Guest
Eric M. Feinstein
Email:	MGuest@wlrk.com
EMFeinstein@wlrk.com

and

(b)            if to Parent or Merger Sub, to:

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Attention:	Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary
Email:	Nick.Chulos@oldnational.com

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

201 E. Fourth Street, Suite 1900

Cincinnati, OH 45202
Attention: James J. Barresi
Email: james.barresi@squirepb.com

9.6           Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge after reasonable inquiry of their direct reports any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge after reasonable inquiry of their direct reports of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Minneapolis, Minnesota or Evansville, Indiana are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; provided, that the Trustees, together, shall be considered as one person for purposes of this definition, (iv) “made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof, included in the virtual data room of a party prior to the date hereof or filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger, (vi) the word “or” is not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7           Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means, including a “.pdf” format data file) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8           Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9           Governing Law; Jurisdiction.

(a)            This Agreement shall be governed and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law, except (i) the First Step Minnesota Articles of Merger and the Second Step Minnesota Articles of Merger shall be governed by the laws of the State of Minnesota and (ii) matters relating to the fiduciary duties of the Board of Directors of the Company and the Trustees shall be subject to the laws of the State of Minnesota.

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. Federal District Court for the Southern District of Indiana or, if that court does not have subject matter jurisdiction, in any state court located in Indianapolis, Indiana (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11         Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto (and, with respect to the Investor Agreement, the Trustees) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, and, (ii) if the Effective Time occurs, the right of the Company’s shareholders to receive the Merger Consideration as provided in Section 1.5.

9.12         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14         Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 4.32(b) and 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15         Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16         Trustees’ Capacity; No Recourse. Parent agrees and acknowledges that none of Parent or its affiliates has any claim or right of recovery under this Agreement, the Company Voting Agreement or the Investor Agreement against, and no personal liability shall attach to, any of the Trustees in their individual capacities, through the Trust or otherwise, whether at law or equity, in contract, in tort or otherwise. Recourse on any obligation or liability undertaken by the Trustees in their capacities as Trustees of the Trust under or in connection with or by reason of this Agreement, the Company Voting Agreement or the Investor Agreement shall be had solely against the assets comprising or payable to the Trust.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BREMER FINANCIAL CORPORATION

By:	/s/ Jeanne Crain
Jeanne Crain
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

OLD NATIONAL BANCORP

By:	/s/ James C. Ryan, III
James C. Ryan, III
Chief Executive Officer

ONB MERGER SUB, INC.

By:	/s/ John V. Moran, IV
John V. Moran, IV
President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

BANK MERGER AGREEMENT

Exhibit A

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER OF
BREMER bANK

with and into

old national bANK

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], is made by and between Old National Bank, a national bank (the “Surviving Bank”), and Bremer Bank, National Association, a national bank (the “Merging Bank”).

WITNESSETH:

WHEREAS, Surviving Bank, a national banking association duly organized and existing under the laws of the United States, with its main office located in Evansville, Indiana, all the issued and outstanding capital stock of which is owned directly by Old National Bancorp, an Indiana corporation (“Old National”), has authorized capital stock consisting of 6,506,990 shares of common stock, par value of $10.00 per share, all of which shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Merging Bank, a national banking association duly organized and existing under the laws of the United States, with its main office located in Saint Paul, Minnesota, all the issued and outstanding capital stock of which is owned directly by Bremer Financial Corporation, a Minnesota corporation (“Bremer”), has authorized capital stock consisting of 1,000,000 shares of common stock, par value $20.00 per share, all of which shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Old National and Bremer have entered into an Agreement and Plan of Merger, dated as of November 25, 2024 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, (i) ONB Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of Old National, will merge with and into Bremer (the “First Step Merger”), with Bremer surviving the First Step Merger as a wholly owned subsidiary of Old National (the “Surviving Corporation”), (ii) immediately following the First Step Merger, the Surviving Corporation will merge with and into Old National (the “Second Step Merger” and, together with the First Step Merger, the “Merger”), with Old National surviving the Second Step Merger, and (iii) immediately following the Second Step Merger or at such later time as Old National may determine, the Merging Bank will merge with and into the Surviving Bank, with the Surviving Bank as the surviving entity, with Old National continuing as the direct parent of Surviving Bank and becoming the direct parent of Merging Bank;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Merging Bank with and into Surviving Bank, with Surviving Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the Board of Directors of Surviving Bank and the Board of Directors of Merging Bank deem the Bank Merger desirable and in the best interests of their respective banks and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

Bank Merger

Section 1.01         The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Merging Bank shall be merged with and into Surviving Bank in accordance with the provisions of 12 U.S.C. § 215a and 12 U.S.C. § 1828(c). At the Effective Time, the separate existence of Merging Bank shall cease, and Surviving Bank, as the surviving entity, shall continue its existence under the laws of the United States as a national banking association. All rights, franchises, and interests of Merging Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer. The Surviving Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Merging Bank at the time of the Bank Merger, subject to applicable provisions of 12 U.S.C. § 215a. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main or principal office and each of the branches of Merging Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time.

Section 1.02         Closing. The closing of the Bank Merger will take place immediately following the Merger or at such other time and date as Old National may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03          Effective Time. Subject to applicable law, the Bank Merger shall become effective upon the issuance of a certification of merger by the Office of the Comptroller of the Currency (“OCC”) (such date and time being herein referred to as the “Effective Time”); provided that the Effective Time shall in no event be earlier than or at the same time as the effective time of the Merger.

Section 1.04         Articles of Association and Bylaws. The national bank charter, articles of association and bylaws of Surviving Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05         Board of Directors. At the Effective Time, the board of directors of the Surviving Bank shall consist of the existing directors of the Surviving Bank immediately prior to the Effective Time.

Section 1.06         Officers. At the Effective Time, the officers of Surviving Bank shall continue to serve in their respective capacity as officers of the Surviving Bank, except as may be appointed or designated by the board of directors of the Surviving Bank.

Section 1.07         Name and Main Office. The name of the Surviving Bank shall be “Old National Bank”, and the main office of the Surviving Bank shall be at One Main Street, Evansville, Indiana 47708.

Section 1.08         Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

Consideration

Section 2.01         Effect on Merging Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Merging Bank, all shares of Merging Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02         Effect on Surviving Bank Capital Stock. Each share of Surviving Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III

COVENANTS

Section 3.01         During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

Conditions Precedent

Section 4.01         The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.	The approval of the OCC under 12 U.S.C. § 215a and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired or been terminated; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

b.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c.	No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

d.	This Agreement shall have been ratified, confirmed and approved by the sole shareholder of each of Surviving Bank and Merging Bank.

ARTICLE V

Termination and amendment

Section 5.01         Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement.

Section 5.02         Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01         Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02         Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03         Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 6.04         Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.05         Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.06         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.07         Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.07 shall be null and void.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

SURVIVING BANK:

OLD NATIONAL BANK

By:
Name:
Title:

MERGING BANK:

BREMER BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]